                                                                  EXHIBIT 2.1


                                                                  EXECUTION COPY


--------------------------------------------------------------------------------


                            STOCK PURCHASE AGREEMENT


                                     among


                          PRINCE HOLDING CORPORATION,

                    THE SELLERS LISTED ON SCHEDULE 1 HERETO

                                      and

                             JOHNSON CONTROLS, INC.


                      -----------------------------------

                           Dated as of July 17, 1996

                      -----------------------------------


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                       Page

1. Purchase and Sale of Shares . . . . . . . . . . . . . . . . . . .     2

2. Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
   (a)  Closing  . . . . . . . . . . . . . . . . . . . . . . . . . .     2
   (b)  Purchase Price Adjustment  . . . . . . . . . . . . . . . . .     3

3. Conditions to Closing . . . . . . . . . . . . . . . . . . . . . .     6
   (a)  Buyer's Obligation . . . . . . . . . . . . . . . . . . . . .     6
   (b)  Sellers' Obligation  . . . . . . . . . . . . . . . . . . . .     6

4. Representations and Warranties of PHC and the Sellers . . . . . .     7
   (a)  Authority; No Conflicts  . . . . . . . . . . . . . . . . . .     7
   (b)  Ownership of the Shares  . . . . . . . . . . . . . . . . . .     8
   (c)  Financial Schedules  . . . . . . . . . . . . . . . . . . . .     8
   (d)  Title to Tangible Assets Other than Real Property Interests      9
   (e)  Material Leases  . . . . . . . . . . . . . . . . . . . . . .     9
   (f)  Title to Real Property . . . . . . . . . . . . . . . . . . .    10
   (g)  Intellectual Property  . . . . . . . . . . . . . . . . . . .    11
   (h)  Material Contracts . . . . . . . . . . . . . . . . . . . . .    11
   (i)  Litigation; Decrees  . . . . . . . . . . . . . . . . . . . .    12
   (j)  Absence of Changes or Events . . . . . . . . . . . . . . . .    13
   (k)  Compliance with Applicable Laws  . . . . . . . . . . . . . .    13
   (l)  Employee Benefit Plans . . . . . . . . . . . . . . . . . . .    13
   (m)  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
   (n)  Environmental Compliance . . . . . . . . . . . . . . . . . .    14
   (o)  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . .    15
   (p)  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . .    15

5. Covenants of PHC  . . . . . . . . . . . . . . . . . . . . . . . .    15
   (a)  Access . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
   (b)  Ordinary Conduct . . . . . . . . . . . . . . . . . . . . . .    15
   (c)  Preservation of Business . . . . . . . . . . . . . . . . . .    16
   (d)  Resignations . . . . . . . . . . . . . . . . . . . . . . . .    16

6. Representations and Warranties of Buyer . . . . . . . . . . . . .    17
   (a)  Authority; No Conflicts  . . . . . . . . . . . . . . . . . .    17
   (b)  Actions and Proceedings, etc.  . . . . . . . . . . . . . . .    17
   (c)  Availability of Funds  . . . . . . . . . . . . . . . . . . .    18
   (d)  No Knowledge of Misrepresentations or Omissions  . . . . . .    18
   (e)  Acquisition of Shares for Investment . . . . . . . . . . . .    18

     (f)  Plant Closings and Mass Layoffs  . . . . . . . . . . . . .     18

7.   Covenants of Buyer .  . . . . . . . . . . . . . . . . . . . . .     18
     (a)  Confidentiality  . . . . . . . . . . . . . . . . . . . . .     18
     (b)  Performance of Obligations by Buyer After Closing Date . .     19
     (c)  No Additional Representations; Disclaimer Regarding
          Estimates and Projections  . . . . . . . . . . . . . . . .     19
     (d)  Notification . . . . . . . . . . . . . . . . . . . . . . .     20

8.   Mutual Covenants. . . . . . . . . . . . . . . . . . . . . . . .     20
     (a)  Consents . . . . . . . . . . . . . . . . . . . . . . . . .     20
     (b)  Cooperation  . . . . . . . . . . . . . . . . . . . . . . .     20
     (c)  Publicity  . . . . . . . . . . . . . . . . . . . . . . . .     21
     (d)  Best Efforts . . . . . . . . . . . . . . . . . . . . . . .     21
     (e)  HSR Act Compliance . . . . . . . . . . . . . . . . . . . .     21
     (f)  Retention of Records . . . . . . . . . . . . . . . . . . .     22
     (g)  Employee Benefits  . . . . . . . . . . . . . . . . . . . .     22
     (h)  Tax Settlements  . . . . . . . . . . . . . . . . . . . . .     24
     (i)  Use of the "Prince" Name . . . . . . . . . . . . . . . . .     24
     (j)  Hangar Lease and Aircraft Services Agreement . . . . . . .     25
     (k)  Assignment, Assumption and Indemnification Agreement . . .     25
     (l)  Transition Services Agreement  . . . . . . . . . . . . . .     25

9.   Further Assurances  . . . . . . . . . . . . . . . . . . . . . .     25

10.  Assignment .  . . . . . . . . . . . . . . . . . . . . . . . . .     25

11.  No Third-Party Beneficiaries .  . . . . . . . . . . . . . . . .     25

12.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . .     26

13.  Non-Survival of Representations and Warranties  . . . . . . . .     27

14.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . .     27
     (a)  Indemnification by the Sellers . . . . . . . . . . . . . .     27
     (b)  Exclusive Remedy . . . . . . . . . . . . . . . . . . . . .     27
     (c)  Losses Net of Insurance  . . . . . . . . . . . . . . . . .     27
     (d)  Termination of Indemnification . . . . . . . . . . . . . .     28
     (e)  Procedures Relating to Indemnification . . . . . . . . . .     28

15.  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . .     29

16.  Amendment and Waiver .  . . . . . . . . . . . . . . . . . . . .     29

17.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29

18.  Interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31

19.  No Strict Construction   . . . . . . . . . . . . . . . . . . . . . . . . . .    31

20.  Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31

21.  Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31

22.  Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31

23.  Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32

24.  Representation by Counsel; Interpretation  . . . . . . . . . . . . . . . . .    32

25.  Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32

26.  Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32

27.  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32

28.  Exhibits and Schedules   . . . . . . . . . . . . . . . . . . . . . . . . . .    32

29.  Dispute Resolution   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
     (a)  Negotiation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
     (b)  Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

EXHIBIT A*    Assignment, Assumption and Indemnification Agreement Term Sheet

EXHIBIT B*    Promissory Note

DISCLOSURE SCHEDULES*

SCHEDULE 1              Sellers
SCHEDULE 2(b)           Adjustment Principles
SCHEDULE 4(a0(ii)       Conflicts
SCHEDULE 4(b)           Preferred Stock
SCHEDULE 4(c)           Financial Schedules


SCHEDULE 4(d)           Title to Tangible Assets
SCHEDULE 4(e)           Material Leases
SCHEDULE 4(f)-1         Owned Property
SCHEDULE 4(f)-2         Leased Property

SCHEDULE 4(g)    Intellectual Property
SCHEDULE 4(h)    Material Contracts
SCHEDULE 4(i)    Litigation
SCHEDULE 4(j)    Changes in the Business
SCHEDULE 4(k)    Compliance with Laws
SCHEDULE 4(l)    Employee Benefit Plans
SCHEDULE 4(m)    Taxes
SCHEDULE 4(n)    Environmental Compliance
SCHEDULE 4(o)    Subsidiaries
SCHEDULE 5(b)    Ordinary Conduct
SCHEDULE 8(g)    Management Employees Party to Employment Agreements
SCHEDULE 25      Individuals Deemed to Have Knowledge of PHC





*The Exhibits and Schedules hereto are omitted from this filing. The registrant shall furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.

                             INDEX OF DEFINED TERMS

                                                                Page
                                                                ----

                 Accounting Firm . . . . . . . . . . . . . . . .   5
                 Affiliate . . . . . . . . . . . . . . . . . . .  15
                 Agreement . . . . . . . . . . . . . . . . . . .   1
                 Ancillary Agreements  . . . . . . . . . . . . .   6
                 Applicable Accounting Principles  . . . . . . .   9
                 Applicable Rate . . . . . . . . . . . . . . . .   5
                 Assignment, Assumption and Indemnification
                    Agreement  . . . . . . . . . . . . . . . . .  25
                 Business  . . . . . . . . . . . . . . . . . . .   1
                 Buyer . . . . . . . . . . . . . . . . . . . . .   1
                 Buyer Group . . . . . . . . . . . . . . . . . .  24
                 Class A Common Stock  . . . . . . . . . . . . .   1
                 Class B Common Stock  . . . . . . . . . . . . .   1
                 Closing . . . . . . . . . . . . . . . . . . . .   2
                 Closing Date  . . . . . . . . . . . . . . . . .   2
                 Closing Net Book Value Statement  . . . . . . .   3
                 Code  . . . . . . . . . . . . . . . . . . . . .  13
                 Confidentiality Agreement . . . . . . . . . . .  18
                 Descriptive Memorandum  . . . . . . . . . . . .  19
                 Diligence Confidentiality Agreement . . . . . .  18
                 Employee Benefit Plans  . . . . . . . . . . . .  13
                 ERISA . . . . . . . . . . . . . . . . . . . . .  13
                 Final Purchase Price  . . . . . . . . . . . . .   5
                 Financial Schedules . . . . . . . . . . . . . .   9
                 HSR Act . . . . . . . . . . . . . . . . . . . .   6
                 Initial Net Book Value Statement  . . . . . . .   8
                 Initial Purchase Price  . . . . . . . . . . . .   2
                 Institute . . . . . . . . . . . . . . . . . . .  33
                 Intellectual Property . . . . . . . . . . . . .  11
                 knowledge . . . . . . . . . . . . . . . . . . .  32
                 Lease and Services Agreement  . . . . . . . . .  25
                 Leased Property . . . . . . . . . . . . . . . .  10
                 Losses  . . . . . . . . . . . . . . . . . . . .  27
                 Material Adverse Effect . . . . . . . . . . . .   6
                 Material Contracts  . . . . . . . . . . . . . .  12
                 Material Leases . . . . . . . . . . . . . . . .   9
                 Merrill Lynch . . . . . . . . . . . . . . . . .  19
                 Net Book Value  . . . . . . . . . . . . . . . .   5
                 Nontransferred Contract . . . . . . . . . . . .  20
                 Notice of Breach  . . . . . . . . . . . . . . .   3
                 Notice of Disagreement  . . . . . . . . . . . .   4
                 Owned Property  . . . . . . . . . . . . . . . .  10
                 Permitted Liens . . . . . . . . . . . . . . . .   9
                 PERT  . . . . . . . . . . . . . . . . . . . . .  23
                 PHC . . . . . . . . . . . . . . . . . . . . . .   1
                 Preferred Stock . . . . . . . . . . . . . . . .   8
                 Prince Employees  . . . . . . . . . . . . . . .  22
                 Prince Name . . . . . . . . . . . . . . . . . .  24
                 Properties  . . . . . . . . . . . . . . . . . .  10
                 Property  . . . . . . . . . . . . . . . . . . .  10
                 Records . . . . . . . . . . . . . . . . . . . .  22
                 Representatives . . . . . . . . . . . . . . . .  33
                 Seller Information  . . . . . . . . . . . . . .  19
                 Sellers . . . . . . . . . . . . . . . . . . . .   1
                 Shares  . . . . . . . . . . . . . . . . . . . .   1
                 Stock Purchase  . . . . . . . . . . . . . . . .   1
                 Taxes . . . . . . . . . . . . . . . . . . . . .  14
                 Third Party Claim . . . . . . . . . . . . . . .  28
                 Transition Services Agreement . . . . . . . . .  25

                            STOCK PURCHASE AGREEMENT


   This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of July 17, 1996, by and among PRINCE HOLDING CORPORATION, a Delaware corporation (together with its subsidiaries, "PHC"), the holders of the Class A Common Stock, par value $.33 1/3 per share (the "Class A Common Stock"), and Class B Common Stock, par value $.33 1/3 per share (the "Class B Common Stock"), of PHC set forth on
Schedule 1 hereto (collectively, the "Sellers") and Johnson Controls, Inc., a Wisconsin corporation ("Buyer");

                              W I T N E S S E T H:

   WHEREAS, PHC, through its wholly-owned subsidiary, Prince Corporation, is in the business of manufacturing, selling and distributing automotive interior components and systems (as currently conducted and as reflected on the Initial Net Book Value Statement, the "Business");

   WHEREAS, Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, 100% of the outstanding shares of Class A Common Stock and Class B Common Stock (the "Shares") in order for Buyer to acquire and operate the Business (the sale and purchase of the shares being referred to herein as the "Stock Purchase");

   WHEREAS, the Sellers intend to retain certain businesses, assets and liabilities of PHC that are not part of the Business and to indemnify Buyer from and against certain liabilities arising out of the operation of such retained businesses;

   NOW, THEREFORE, the parties hereto hereby agree as follows:

   1. Purchase and Sale of Shares. On the terms and subject to the conditions of this Agreement, at the Closing Sellers shall sell, transfer and deliver to Buyer, and Buyer shall purchase from Sellers, the Shares, for an aggregate cash purchase price of $1,223,368,540 (the "Initial Purchase Price").

   2.  Closing.

   (a) Closing. The closing (the "Closing") of the transactions contemplated hereby shall be held at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois at 9:00 a.m., local time, on October 1, 1996 or such earlier or later date as the parties shall otherwise agree. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date," and the Closing shall be deemed effective as of the opening of business on the Closing Date. On the business day immediately preceding the Closing Date, Buyer and Sellers shall conduct a pre-closing at the same location as the Closing, commencing at 9:00 a.m., local time, at which each party shall present for review by the other party copies in execution form of all documents required to be delivered by such party at the Closing.

   (i) At the Closing, subject to and on the terms and conditions set forth in this Agreement, Buyer shall deliver to Sellers (A) by wire transfer to a bank account designated in writing by the Sellers immediately available funds in an amount equal to the Initial Purchase Price, (B) certified copies of resolutions duly adopted on or prior to the date hereof by Buyer's board of directors authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, (C) certified copies of Buyer's certificate of incorporation and by- laws, (D) a certificate of the Secretary or an Assistant Secretary of Buyer as to the incumbency of the officer(s) of Buyer (who shall not be such Secretary or Assistant Secretary) executing this Agreement or any Ancillary Agreement, (E) a short-form certificate of good standing of Buyer, certified by the Secretary of State of Buyer's state of incorporation as of a date not more than three business days prior to the Closing Date, and (F) such other certificates and instruments that the Sellers and their counsel may reasonably request.

   (ii) At the Closing, subject to and on the terms and conditions set forth in this Agreement, Sellers shall deliver or cause to be delivered to Buyer
  (A) certificates evidencing the Shares, with appropriate stock powers and requisite tax stamps attached properly signed, in form suitable for the transfer of such Shares to Buyer, (B) certified copies of resolutions duly adopted on or prior to the date hereof by the board of directors of PHC, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, to the extent each is a party hereto or thereto, (C) certified copies of the certificate of incorporation and by-laws of PHC, and
  (D) a certificate of the Secretary or an Assistant Secretary of PHC as to the incumbency of the officer(s) (who shall not be such Secretary or Assistant Secretary) executing this Agreement or any Ancillary Agreement, (E) a short form certificate of good standing of PHC, certified by the Secretary of State of the State of Delaware as of a date not more than three business days prior to the Closing Date, and (F) such other certificates and instruments that Buyer and its counsel may reasonably request.

   (iii) On or prior to August 28, 1996 (assuming prompt compliance and cooperation of PHC and the Sellers with the reasonable due diligence requests of Buyer), Buyer shall deliver to the Sellers a written list describing in reasonable detail all material breaches of the representations and warranties contained in Section 4 hereof which Buyer has discovered or have been disclosed since the date of this Agreement that are not reflected in accruals or liability reserves on the Initial Net Book Value Statement or disclosed on any Schedule attached hereto, together with the amount reasonably claimed as a purchase price adjustment by Buyer with respect to each such claimed breach (the "Notice of Breach"). Buyer and Sellers shall meet and attempt to resolve whether and to what extent such breaches will be reflected in a purchase price adjustment to be recognized in the Initial Purchase Price paid at Closing. Notwithstanding any disputed claims, the Closing shall nevertheless occur at a purchase price equal to the Initial Purchase Price, subject to possible post-Closing adjustments as described in the following sentence. Any disputed claims shall be resolved in accordance with Section 29, and upon the determination of all such disputed claims, (A) if the aggregate amount so determined to be payable is less than or equal to $10,000,000, no adjustment of the Initial Purchase

  Price shall be made, and (B) if the aggregate amount so determined to be payable is more than $10,000,000, the Final Purchase Price shall include a reduction equal to the amount so determined to be payable less $5,000,000.
  To the extent any claim (or any portion thereof) is determined to be valid, it shall be disregarded for purposes of preparing the Closing Net Book Value Statement (it being understood that Buyer and the Sellers intend that amounts for matters included in the Notice of Breach shall not result in further adjustments to the Initial Purchase Price pursuant to Section 2(b)).

   (iv) Notwithstanding anything to the contrary in this Agreement, to the extent any share or shares of Preferred Stock are redeemed by PHC after June 29, 1996 and prior to the Closing, the Initial Purchase Price payable at the Closing shall be increased by $230 for each such share redeemed. To the extent such redemptions occur prior to the Closing, they shall be disregarded for purposes of preparing the Closing Net Book Value Statement (it being understood that Buyer and the Sellers intend that increases in the Initial Purchase Price pursuant to this Section 2(a)(iv) shall not result in further adjustments to the Initial Purchase Price pursuant to Section 2(b)).

   (b)   Purchase Price Adjustment.

   (i) Within 60 days after the Closing Date, Sellers shall cause to be prepared and delivered to Buyer a consolidated balance sheet of PHC as of the close of business on the day immediately prior to the Closing Date (such balance sheet, in its final and binding form, the "Closing Net Book Value Statement"). The Closing Net Book Value Statement shall be prepared in accordance with the Applicable Accounting Principles in a manner consistent with the preparation of the Initial Net Book Value Statement (without regard to any purchase accounting adjustments arising out of the consummation of the transactions contemplated hereby) and the principles set forth on Schedule 2(b) hereto (the "Adjustment Principles") which, in the event of a conflict with the Applicable Accounting Principles, shall control. The parties agree that the adjustment contemplated by this Section 2(b) is solely intended to show changes in the assets and the liabilities reflected in Net Book Value from June 29, 1996 (as reflected on the Initial Net Book Value Statement) to the close of business on the day immediately prior to the Closing and that any such change can only be measured if the Closing Net Book Value Statement is prepared using the same methodologies, practices and principles (subject to the immediately preceding sentence) as were used in connection with the preparation of the Initial Net Book Value Statement. During the preparation of the Closing Net Book Value Statement and the period of any dispute with respect thereto, Buyer shall (A) provide Sellers and Sellers' representatives with full access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), facilities and employees of PHC, (B) provide Sellers as promptly as practicable following the Closing Date (but in no event later than 15 days after the Closing Date) with normal year-end closing financial information for PHC for the period ending as of the close of business on the day immediately prior to the Closing Date, and (C) cooperate fully with Sellers and Sellers' representatives, including the provision on a timely basis of all information necessary or useful in connection with the preparation of the Closing Net

  Book Value Statement. The Closing Net Book Value Statement shall be accompanied by a special purpose report by Ernst & Young LLP to the effect that the Closing Net Book Value Statement has been prepared in accordance with this Section 2(b). During the 30 days immediately following Buyer's receipt of the Closing Net Book Value Statement, Buyer shall be permitted to review Ernst & Young LLP's working papers relating to the Closing Net Book Value Statement. The Closing Net Book Value Statement shall become final and binding upon the parties on the thirtieth day following receipt thereof by Buyer unless Buyer gives written notice of its disagreement (a "Notice of Disagreement") to Sellers prior to such date. Any Notice of Disagreement shall (A) specify in reasonable detail the nature and amount of any disagreement so asserted, (B) only include disagreements based on mathematical errors or based on the Closing Net Book Value Statement not being prepared in accordance with this Section 2(b) and (C) be accompanied by a certificate of Buyer that it has complied with the covenants set forth in paragraph (iv) of this Section 2(b). If a timely Notice of Disagreement is received by Sellers, then the Closing Net Book Value Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm. During the 30 days immediately following the delivery of a Notice of Disagreement, Sellers and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. During such period, Sellers shall have full access to the working papers of Buyer prepared in connection with Buyer's preparation of the Notice of Disagreement. At the end of such 30-day period, Sellers and Buyer shall submit to a "Big-Six" accounting firm (the "Accounting Firm") for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Disagreement, and the Accounting Firm shall make a final determination of the Closing Net Book Value Statement which shall be binding on the parties (it being understood, however, that the Accounting Firm shall act as an arbitrator to determine, based solely on presentations by Buyer and Sellers (and not by independent review), only those matters which remain in dispute and which were properly included in the Notice of Disagreement). The Closing Net Book Value Statement shall become final and binding on Buyer and Sellers on the date the Accounting Firm delivers its final resolution to the parties (which final resolution shall be delivered as soon as practicable following the selection of the Accounting
  Firm). The Accounting Firm shall be selected by Sellers and Buyer or, if the parties are unable to agree, by Sellers' and Buyer's independent accountants. The fees and expenses of the Accounting Firm incurred pursuant to this
  Section 2(b) shall be borne 50% by Buyer and 50% by Sellers.

   (ii) The Initial Purchase Price shall be either increased by the amount by which the Net Book Value reflected on the Closing Net Book Value Statement exceeds the Net Book Value reflected on the Initial Net Book Value Statement or decreased by the amount by which the Net Book Value reflected on the Initial Net Book Value Statement exceeds the Net Book Value reflected on the Closing Net Book Value Statement (the Initial Purchase Price, as so increased or decreased, being referred to herein as the "Final

  Purchase Price"). If the Initial Purchase Price is less than the Final Purchase Price, Buyer shall, and if the Initial Purchase Price is greater than the Final Purchase Price, Sellers shall, within five business days after the Closing Net Book Value Statement becomes final and binding on the parties, make payment to the other party by wire transfer in immediately available funds of the amount of such difference, together with interest thereon at an annual rate of eight and one-half percent (8.5%) (the "Applicable Rate") calculated on the basis of the number of days elapsed from and including the Closing Date to and excluding the date of payment.

   (iii) The term "Net Book Value" shall mean the total assets of the Business minus the total liabilities of the Business, in each case as reflected on the Initial Net Book Value Statement or the Closing Net Book Value Statement, as the case may be.

   (iv) Buyer agrees that following the Closing it will not take any actions with respect to the accounting books, records, policies and procedures of the Business that would obstruct or prevent the preparation of the Closing Net Book Value Statement as provided in this Section 2(b). Buyer will cooperate in the preparation of the Closing Net Book Value Statement, including providing customary certifications to Sellers or, if requested, to Sellers' auditors or the Accounting Firm.

                 3.       Conditions to Closing.

                 (a) Buyer's Obligation. The obligation of Buyer to purchase and pay for the Shares is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

                 (i) The representations and warranties of PHC and Sellers made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, and PHC and Sellers shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by PHC and Sellers by the time of the Closing, except (A) with respect to breaches or alleged breaches of the representations and warranties contained in
         Section 4 that are included in a Notice of Breach delivered pursuant to Section 2(a)(iii), (B) to the extent of changes or developments contemplated by the terms of this Agreement, (C) for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), and (D) for breaches of such representations and warranties and covenants, after taking into account all information contained in any Notice of Breach or disclosed in any supplements, modifications and updates to the Schedules by PHC and Sellers prior to the Closing as permitted by this Agreement, that, in the aggregate, would not have a material adverse effect on the Business taken as a whole (a "Material Adverse Effect"); and PHC shall have delivered to Buyer a certificate dated the Closing Date and signed by an officer of PHC confirming the foregoing to the best of such officer's knowledge;

                 (ii) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the consummation of the Stock Purchase;

                 (iii) The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated; and

                 (iv) PHC and the Sellers shall have executed and delivered, or shall have caused to be executed and delivered, the Lease and Services Agreement, the Assignment, Assumption and Indemnification Agreement and the Transition Services Agreement (collectively, the "Ancillary Agreements").

                 (b) Sellers' Obligation. The obligation of Sellers to sell and deliver or cause to be delivered the Shares to Buyer is subject to the satisfaction (or waiver by Sellers) as of the Closing of the following conditions:

                 (i) The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, except to the extent of changes or developments contemplated by the terms of the Agreement and except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), and Buyer shall have performed or complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing; and Buyer shall have delivered to Sellers a certificate dated the Closing Date and signed by an officer of Buyer confirming the foregoing to the best of such officer's knowledge;

                 (ii) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the consummation of the Stock Purchase;

                    (iii) The waiting period under the HSR Act shall have expired or been terminated; and

                 (iv) Buyer shall have executed and delivered, or caused to be executed and delivered, each of the Ancillary Agreements.

                 4. Representations and Warranties of PHC and the Sellers. PHC (except with respect to Section 4(b), as to which PHC makes no representation) and the Sellers (with respect only to the representations contained in Section 4(b) and Section 4(p) (but only to the extent Section 4(p) relates to Section 4(b)), which each Seller makes severally and not jointly) represent and warrant to Buyer as follows. It is understood and agreed by the parties that all references in the following representations and warranties to PHC shall also refer to Prince Corporation and its subsidiaries.

                 (a)      Authority; No Conflicts.

                 (i) Prince Holding Corporation is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Prince Corporation is a corporation duly organized, validly existing and in good standing under the laws of the state of Michigan. PHC has all requisite corporate power and authority to enter into this Agreement and such Ancillary Agreements as are contemplated hereby to be executed and delivered by it and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by PHC to authorize the execution, delivery and performance of this Agreement and such Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and properly taken. This Agreement has been duly executed and delivered by PHC and each Seller, and such Ancillary Agreements as are contemplated hereby to be executed and delivered by PHC and each Seller will, to the extent any is a party thereto, be duly and validly executed and delivered by PHC and such Seller. This Agreement and such Ancillary Agreements constitute, or will constitute, as the case may be, valid and binding obligations of PHC and each Seller, to the extent PHC or any Seller is a party thereto, enforceable against PHC and such Seller, in accordance with such agreement's respective terms.

                 (ii) Subject to the matters disclosed on Schedule 4(a)(ii), the execution and delivery of this Agreement by PHC and each Seller and the execution and delivery of such Ancillary Agreements as are contemplated hereby to be executed and delivered by PHC or any Seller, to the extent PHC or any Seller is a party thereto, do not or will not, as the case may be, and the consummation by either of PHC of the transactions contemplated hereby and thereby and compliance by PHC with the terms hereof and thereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the assets of PHC under, or require any consent, authorization or approval under any provision of the certificate of incorporation or by-laws of PHC, any material contract or any material judgment, order or decree or any material statute, law, ordinance, rule or regulation applicable to PHC or its assets, other than any such conflicts, violations, defaults, rights or liens, claims, encumbrances, security interests, options, charges or restrictions that, individually or in the aggregate, would not have a Material Adverse Effect and would not impair the ability of Sellers to consummate the transactions contemplated hereby, and other than any such consents, authorizations or approvals required under the HSR Act or that may be required solely by reason of Buyer's participation in the transactions contemplated hereby.

                 (b) Ownership of the Shares. On the date hereof, the authorized capital stock of PHC consists of 720,000 authorized shares of Class A Common Stock, of which 319,830 shares are issued and outstanding, 280,000 authorized shares of Class B Common Stock, of which 108,328 shares are issued and outstanding, and 200,000 authorized shares of Preferred Stock, par value $230.00 per share (the "Preferred Stock"), of which 121,002 shares are issued and outstanding. The material terms of the Preferred Stock are set forth on
Schedule 4(b). All of such shares have been duly authorized and are validly issued, non-assessable and are free of pre-emptive rights of any kind. Each Seller is the record and beneficial owner of the number of Shares set forth on
Schedule 1 opposite his, her or its name. The sale and delivery of the Shares to Buyer by each such Seller pursuant to this Agreement will vest in Buyer all right, title and interest in such Shares, free and clear of all adverse claims (as defined under U.C.C. Section 8-302(2) as adopted in the State of Michigan), other than adverse claims created by or through or suffered by Buyer.

                 (c)      Financial Schedules.

                 (i) Schedule 4(c) sets forth consolidated balance sheets of the Business as of, and the related consolidated statements of shareholder's equity, operations and cash flows for the Business for the fiscal years ended, October 2, 1993, October 1, 1994 and September 30, 1995 and the unaudited consolidated balance sheet of the Business as of, and related consolidated statements of shareholder's equity, operations and cash flows for the Business for the nine-month period ended, June 29, 1996 (in each case, prepared on a basis consistent with such audited statements and presented without separate footnotes), and a pro forma statement setting forth the Net Book Value as of June 29, 1996 (the "Initial Net Book Value Statement"), in each case together with the notes thereto (such schedules, together with the Initial Net Book Value Statement, being referred to herein as the "Financial Schedules"). The Financial Schedules have been derived from the accounting books and records of PHC and present fairly in all material respects the results of operations for the Business on the basis described in the notes thereto for the respective periods covered thereby and the statement of Net Book Value as of June 29, 1996 on the pro forma basis described in the notes thereto. The Financial Schedules have, in each case, been prepared in accordance with United States generally accepted accounting principles, consistently applied, except as otherwise provided on Schedule 2(b) or in the Financial Schedules (such accounting principles, together with the exceptions thereto, being referred to herein as the "Applicable Accounting Principles").

                 (ii) Except as set forth on Schedule 4(c) and except for liabilities incurred in the ordinary course of the Business since the date of the Initial Net Book Value Statement, there are no material liabilities of any nature (matured or unmatured, fixed or contingent) relating to the Business which were not provided for or disclosed on the Initial Net Book Value Statement, and all liability reserves established on the Initial Net Book Value Statement were adequate in all material respects and there were no material loss contingencies, as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board, which were not adequately provided for or disclosed in the Initial Net Book Value Statement.

                 (d) Title to Tangible Assets Other than Real Property Interests. PHC has good and valid title to all the material tangible assets reflected in the Initial Net Book Value Statement, except those sold or otherwise disposed of since the date of the Initial Net Book Value Statement in the ordinary course of business consistent with past practice or as indicated on Schedule 5(b), free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever, except (i) such as are disclosed on Schedule 4(d) or the other Schedules hereto, (ii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, liens for taxes, and other governmental charges which are not due and payable or which may thereafter be paid without penalty, and (iii) other imperfections of title, restrictions or encumbrances, if any, which imperfections of title, restrictions or encumbrances do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the operation of the Business as currently conducted (collectively, the "Permitted Liens"). This Section 4(d) does not relate to real property or interests in real property, it being the intent of the parties that such items are the subject of Section 4(e).

                 (e) Material Leases. Schedule 4(e) sets forth a list of all leases of personal property where such leases require lease or rental payments of more than $250,000 per year ("Material Leases"). Except as set forth on said Schedule 4(e),

                 (i) each Material Lease is in full force and effect and all rent and other sums and charges payable thereunder are current in all material respects;

                 (ii) to the knowledge of PHC, no notice of default or termination under any Material Lease is outstanding;

                 (iii) to the knowledge of PHC, no material termination event or condition or uncured default under any Material Lease exists; and

                 (iv) to the knowledge of PHC, no material event or condition which, with the giving of notice or the lapse of time or both, would constitute a default or termination event or condition under any Material Lease exists or has occurred.

                 (f) Title to Real Property. Schedule 4(f)-1 describes all real property and interests in real property owned in fee by PHC and included in the Initial Net Book Value Statement (individually, an "Owned Property"). Schedule 4(f)-2 sets forth a list of real properties leased by PHC pursuant to leases under which PHC (a) has an annual base rental obligation in excess of $50,000 or (b) has an aggregate base rental liability for the remaining term of the applicable lease in excess of $250,000 (individually, a "Leased Property"). An Owned Property or Leased Property shall be sometimes referred to herein individually as a "Property" and collectively as the "Properties." Except as set forth on Schedule 4(f)-1 or as described on
Schedule 5(b), PHC has fee simple title to all Owned Property in each case free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except
(i) Permitted Liens, (ii) easements, covenants, rights-of-way and other restrictions of record, (iii) any conditions that may be shown by a current, accurate survey or physical inspection of the relevant Property made prior to the Closing, (iv) current general real estate taxes and installments for special assessments which are not yet due and payable, (v) existing leases, licenses and possession or occupancy agreements, if any, (vi)(A) zoning, building, fire, health, environmental and pollution control laws, ordinances, rules and safety regulations and other similar restrictions, and
(B) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, liens for taxes, and other governmental charges which are not due and payable or which may thereafter be paid without penalty, mortgages, liens, security interests or encumbrances that have been placed by any developer, landlord or other third party on property over which PHC has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (C) unrecorded easements, covenants, rights of way, liens or other restrictions, (vii) acts done or suffered to be done by, and judgments against, Buyer and those claiming by, through or under Buyer, and (viii) any and all orders, decrees, awards or judgments related to
(A) any eminent domain or condemnation proceeding or (B) the Americans with Disabilities Act. To the knowledge of PHC and except as disclosed on Schedule 4(f)-1, there are no unrecorded easements, covenants, rights of way, liens or other restrictions with respect to the Owned Property and no orders, decrees, awards or judgments with respect to the Owned Property related to (A) any eminent domain or condemnation proceeding or (B) the Americans with Disabilities Act.

                 (g)      Intellectual Property.  Except as disclosed on
Schedule 4(g), as of the date of this Agreement, PHC owns or has the right to use, without payment to any other party, all of the patents, invention disclosures, registered trademarks, trade names, registered copyrights and registered service marks, and any patent applications or applications for registration of the foregoing, and any goodwill associated therewith, listed on
Schedule 4(g) attached hereto and all material trade secrets and know-how which are necessary for the Business to be conducted as it is currently conducted (the "Intellectual Property"). Except as set forth on Schedule 4(g), no material claims are pending in writing or, to the knowledge of PHC, threatened in writing against PHC as of the date of this Agreement by any person with respect to the ownership or use of intellectual property used in the Business. Except as set forth on Schedule 4(g), no licenses, sublicenses or agreements pertaining to any of the Intellectual Property have been granted or entered into by PHC. To the knowledge of PHC, PHC has taken all reasonable steps in accordance with customary industry standards to maintain the confidentiality of the material trade secrets and know-how used exclusively in the Business. To the knowledge of PHC, each of the trademarks and service marks included among the Intellectual Property are valid and enforceable. Except as disclosed on
Schedule 4(g), PHC has not received any notices of, nor are any of the Sellers aware of any facts which indicate a likelihood of, any infringement or misuse by any third party with respect to those trademarks and service marks included among the Intellectual Property. As between the parties, Buyer further acknowledges and agrees that any trade secrets, know-how or other confidential technical and business information not used primarily in or related primarily to the Business as it is currently conducted is the exclusive property of the Sellers and that Buyer has no rights therein except to the extent currently used in the Business. Except as set forth on Schedule 4(g), PHC has the right to use, without payment to any other party other than regular maintenance fees, all software applications currently in use by the Business that are material to the Business.

                 (h) Material Contracts. Schedule 4(h) sets forth a list as of the date of this Agreement of each of the following types of written contracts to which PHC is a party:

                    (i) any employment agreement or employment contract with any officer or director of PHC that has future liability in excess of $200,000 per annum and is not terminable by notice of not more than 60 calendar days for a cost of less than $200,000;

                   (ii)   any employee collective bargaining agreement;

                  (iii)   any covenant not to compete that restricts PHC;

                   (iv) any lease or similar agreement under which PHC is a lessor or sublessor of, or makes available for use by any third party, any real property owned or leased by it or any portion of premises otherwise occupied by the Business, in any case which has future liability in excess of $150,000 per annum and is not terminable by notice of not more than 60 calendar days for a cost of less than $150,000;

                    (v) any agreement or contract under which PHC has borrowed or loaned any money or issued any note, bond, indenture or other evidence of indebtedness or directly or indirectly guaranteed indebtedness, liabilities or obligations of others (other than endorsements for the purpose of collection, loans made to employees for relocation, travel or other employment-related purposes, or purchases of equipment or materials made under conditional sales contracts, in each case in the ordinary course of business), or any other note, bond, indenture or other evidence of indebtedness, in each case having an outstanding principal amount in excess of $500,000;

                   (vi) any agreement or contract under which any other person has directly or indirectly guaranteed indebtedness, liabilities or obligations of PHC (other than endorsements for the purpose of collection in the ordinary course of business), in each case having an outstanding principal amount or aggregate future liability in excess of $500,000; or

                  (vii) any other agreement, contract, lease, license, commitment or instrument, in each case not included in clauses (i) through (vi) above, to which PHC is a party or by or to which any of their assets are bound or subject which has future liability in excess of $500,000 per annum and is not terminable by notice of not more than 60 calendar days for a cost of less than $500,000 (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice).

                 (viii) any agreement or contract under which PHC licenses to or receives from any third party any Intellectual Property which requires payments per annum of more than $250,000.

                 PHC or the Sellers have delivered to, or made available for inspection by, Buyer a copy of each contract, lease, license, instrument or other agreement listed on Schedule 4(h) as amended to date. Except as disclosed on 4(h) or the other Schedules hereto, each contract, lease, license, commitment, instrument or other agreement of PHC described on Schedule 4(h) (collectively, the "Material Contracts") is valid, binding and in full force and effect and is enforceable by PHC in accordance with its terms. Except as disclosed in
Schedule 4(h) or the other Schedules hereto, PHC has performed all material obligations required to be performed by it to date under the Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

                 (i) Litigation; Decrees. Schedule 4(i) sets forth a list, as of the date of this Agreement, of all pending lawsuits or claims (including lawsuits or claims for workers' compensation) with respect to which PHC has received service of process against it or any of its properties, assets, operations or businesses and which (A) involve a claim against PHC, of, or which involve an unspecified amount which could reasonably be expected to result in liability (after collection of any insurance payments) of, more than $100,000, (B) seek any injunctive relief which would adversely affect Buyer's acquisition, ownership or operation of the Business, or (C) directly relate to the transactions contemplated by this Agreement. To the knowledge of PHC, except as disclosed on Schedule 4(i), PHC is not in default under any material judgment, order or decree of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

                 (j)      Absence of Changes or Events.  Except as set forth on
Schedule 4(j) or the other Schedules hereto, since June 29, 1996, there has been no material adverse change in the Business taken as a whole, other than changes resulting from developments or occurrences relating to or affecting United States or foreign economies in general or the industry of the Business in general and not specifically relating to PHC, and other than changes that are the result of actions taken by Buyer prior to the Closing Date or as contemplated herein that have an effect on the Business. Buyer acknowledges that there may be a disruption to the Business as a result of the execution of this Agreement, the announcement by Buyer of its intention to purchase the Business or the announcement by the Sellers or PHC of its intention to sell the Business, and the consummation of the transactions contemplated hereby, and Buyer agrees that such disruptions do not and shall not constitute a breach of this Section 4(j).

                 (k) Compliance with Applicable Laws. Except as set forth on Schedule 4(k) or the other Schedules hereto, to the knowledge of PHC, PHC is in compliance in all respects with all applicable statutes, laws, ordinances, rules, orders and regulations of any governmental authority or instrumentality, except to the extent any instances of non-compliance would not result in a Material Adverse Effect. Except as set forth on Schedule 4(k) or the other Schedules hereto, to the knowledge of PHC, since September 30, 1995, PHC has not received any written communication from a governmental authority that alleges that PHC is not in compliance with all federal, state or local laws, rules and regulations, except to the extent any instances of non-compliance would not result in a Material Adverse Effect. This Section 4(k) does not relate to environmental matters, it being the intent of the parties that the only section relating to environmental matters shall be Section 4(n).

                 (l)      Employee Benefit Plans.

                 (i) Schedule 4(l) lists all of the material employee benefit plans (other than multi-employer plans) currently maintained or contributed to by PHC with respect to active or retired employees of Business (the "
Employee Benefit Plans"). PHC has delivered to, or made available for inspection by, Buyer a copy of each Employee Benefit Plan.

                 (ii) All Employee Benefit Plans which are "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) are in compliance in all material respects with the applicable requirements of law, including ERISA and the Internal Revenue Code of 1986, as amended (the "
Code").

                    (iii) Except as set forth on Schedule 4(l), each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter that it is so qualified and that its trust is exempt from taxation, and Sellers are not aware of any facts which would cause such favorable determination letters to be revoked.

                 (iv) PHC does not maintain or contribute to and has not maintained or contributed to a "multi-employer plan," as such term is defined in Section 4001(a) of ERISA.

                 (m) Taxes. Except as set forth on Schedule 4(m), (i) all returns, reports and declarations of every nature required to be filed with respect to Taxes by or on behalf of PHC (either separately or as part of a consolidated group) prior to the Closing Date with respect to the Business have been timely filed, except for any such failures to file which would not have a Material Adverse Effect; and (ii) all Taxes relating to any period ending prior to the Closing with respect to PHC shall have been either paid or fully accrued for in all material respects by PHC as of or prior to the Closing Date. "Tax" or "Taxes" means (A) all federal, state, local, or foreign income, gross receipts, estimated, alternative minimum, add-on minimum, profits, sales, use, occupation, value added, ad valorem, transfer, registration, franchise, employee or other withholding, payroll, unemployment, excise, license, property, or other tax, of any kind whatsoever, together with any interest, penalties, or additions to tax imposed with respect thereto and (B) any obligations under any agreements or arrangements with respect to any Taxes described in clause (A) above.

                 (n)      Environmental Compliance.

                 (i) To the knowledge of PHC, PHC is in compliance with Environmental Requirements, except for such noncompliance as would not have a Material Adverse Effect. "
                                        Environmental Requirements" shall mean
         all federal, state and local statutes, regulations, and ordinances concerning pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

                 (ii)     To the knowledge of PHC and except as set forth on
         Schedule 4(n), PHC has not received any written notice, report or other information regarding any actual or alleged material violation of Environmental Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to PHC or its facilities arising under Environmental Requirements, the subject of which would have a Material Adverse Effect.

                 (iii) This Section 4(n) contains the sole and exclusive representations and warranties of Sellers with respect to any environmental matters, including without limitation any arising under any Environmental Requirements. Buyer hereby waives any right, whether arising at law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy from the Sellers, and hereby releases the Sellers from any claim, demand or liability, regarding any such environmental matter (including any arising under any Environmental Requirements and including any arising under the Comprehensive Environmental Response, Compensation and Liability Act, any analogous state law, or the common law).

                 (o)      Subsidiaries.    Since September 30, 1995, the
subsidiaries listed on Schedule 4(n) are the only subsidiaries of PHC through which any business, including the Business, has been conducted, and except as set forth on Schedule 4(o), PHC owns 100% of the capital stock of each such subsidiary.

                 (p) Disclosure. The representations and warranties contained in Sections 4(a) through 4(o), inclusive, do not intentionally and fraudulently contain any untrue statement of a material fact or intentionally and fraudulently omit to state any material fact necessary in order to make the statements contained therein not misleading.

                 5. Covenants of PHC. PHC covenants and agrees as follows:

                 (a) Access. Prior to the Closing, PHC shall grant to Buyer or cause to be granted to Buyer and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of PHC relating to the transition of the Business to Buyer; provided, however, that such access does not unreasonably interfere with PHC's normal operations.
Buyer shall indemnify and hold PHC and its Affiliates, officers, shareholders, directors and employees harmless against any and all losses, liabilities, expenses and damages or actions or claims with respect thereto resulting from claims suffered or incurred by PHC or any of its Affiliates, officers, shareholders, directors and employees arising out of or with respect to Buyer's or its representatives', agents' or employees' exercise of Buyer's rights under this Section 5(a) or the mere presence of any of them upon any of the Properties. Notwithstanding any provision in this Agreement to the contrary,

Buyer's obligations under this Section 5(a) shall survive the termination of this Agreement and the consummation of the transactions contemplated hereby. "Affiliate" shall mean any natural person, and any corporation, partnership or other entity, that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the party specified.

                 (b) Ordinary Conduct. Except as permitted by the terms of this Agreement or as set forth in Schedule 5(b), from the date hereof to the Closing, the Sellers will cause the Business to be conducted in the ordinary course. Except as provided in this Agreement or Schedule 5(b), from the date hereof until the Closing, PHC will not do any of the following without the prior written consent of Buyer:

                 (i)      amend its Certificate of Incorporation or Bylaws;

                    (ii) redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

                 (iii) make any material change in the conduct of the Business, except as specifically contemplated by this Agreement;

                 (iv) sell, lease, license or otherwise dispose of, or agree to sell, lease, license or otherwise dispose of, any interest in any of the assets of the Business that are material, individually or in the aggregate, to PHC, taken as a whole, except for sales of inventory in the ordinary course of business consistent with past practice;

                 (v) permit, allow or subject any of the assets or Owned Properties owned by PHC to any material mortgage, pledge, security interest, encumbrance or lien or suffer such to be imposed, except for Permitted Liens;

                    (vi) except in the ordinary course of business consistent with past practice or as required by law or contractual obligations or other agreements existing on the date hereof, increase in any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its directors or officers;

                   (vii) assume, incur or guarantee any obligation for borrowed money (other than intercompany indebtedness) having an outstanding principal amount in excess of $500,000 in the aggregate, except to the extent required for the management of working capital;

                 (viii) except in the ordinary course of business, (x) sell, transfer, lease or otherwise dispose of any of its material assets; or
         (y) enter into a new agreement that would be included within the definition of Material Contracts if it had been entered into as of the date of this Agreement or amend in a material manner any of the Material Contracts; or

                 (ix) except in the ordinary course of business, enter into a material lease of real property, except that Buyer acknowledges and consents to PHC entering into any lease the negotiation of which has commenced prior to the date of this Agreement or any renewal of a lease to which either PHC or the Sellers, or any of their respective Affiliates, is a party.

                 (c) Preservation of Business. Prior to the Closing, subject to the terms and conditions of this Agreement, PHC shall use commercially reasonable efforts consistent with past practices to preserve the Business intact, to preserve the goodwill of customers and suppliers of the Business, and to retain its key employees.

                 (d) Resignations. At the Closing, PHC shall cause to be delivered to Buyer duly signed resignations, effective immediately after the Closing, of all directors of PHC (other than those directors designated in writing by Buyer to PHC at least five business days prior to the Closing Date), or shall take such other action as is necessary to ensure that such persons are not directors of PHC after the Closing.

                 6. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Sellers as follows:

                 (a)      Authority; No Conflicts.

                 (i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Buyer has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer, and the Ancillary Agreements to be executed and delivered by Buyer will be duly and validly executed and delivered by Buyer. This Agreement and the Ancillary Agreements constitute, or will constitute, as the case may be, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

                 (ii) The execution and delivery by Buyer of this Agreement and the Ancillary Agreements do not, and the consummation by Buyer of the transactions contemplated hereby and thereby and compliance by Buyer with the terms hereof and thereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of Buyer under, or require any consent, authorization or approval under any provision of (A) the certificate of incorporation or by-laws of Buyer, (B) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Buyer is a party or by which any of its properties or assets are bound, or
         (C) any material judgment, order or decree, or any material statute, law, ordinance, rule or regulation applicable to Buyer or its property or assets, other than any such consent, authorization or approval required under the HSR Act.

                 (b) Actions and Proceedings, etc. There are no (i) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Buyer which have or could have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or (ii) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Buyer, threatened against Buyer, which have or could have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

                 (c) Availability of Funds. Buyer has cash available, or irrevocable commitments from financial institutions (true and correct copies of which have been delivered to Sellers), to enable it to consummate the transactions contemplated by this Agreement.

                 (d) No Knowledge of Misrepresentations or Omissions. Buyer has no knowledge that the representations and warranties of Sellers or PHC in this Agreement and the Schedules hereto are not true and correct in all material respects and Buyer has no knowledge of any material errors in, or material omissions from, the Schedules to this Agreement, except as set forth in a Notice of Breach delivered pursuant to Section 2(a)(iii).

                 (e) Acquisition of Shares for Investment. The Shares purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Buyer will not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended, or any comparable state law.

                 (f) Plant Closings and Mass Layoffs. Buyer does not currently plan or contemplate any plant closings, reductions in force or terminations that, in the aggregate, would constitute a mass lay-off of Prince Employees under the Worker Adjustment and Retraining Notification Act or any similar federal, state or local statute or ordinance.

                 7.       Covenants of Buyer.  Buyer covenants as follows:

                 (a)      Confidentiality.

                 (i) Buyer acknowledges that all information provided to any of it and its Affiliates, agents and representatives by PHC and its Affiliates, agents and representatives is subject to the terms of a confidentiality agreement between or on behalf of PHC and Buyer or one or more of their respective Affiliates or other beneficial owners (the "Diligence Confidentiality Agreement"), the terms of which are hereby incorporated herein by reference. Effective upon, and only upon, the Closing, the Diligence Confidentiality Agreement shall terminate; provided, however, that Buyer acknowledges that the

         Diligence Confidentiality Agreement shall terminate only with respect to information provided to any of Buyer and its Affiliates, agents or representatives that relates solely to the Business; and provided further, however, that Buyer acknowledges that any and all information provided or made available to any of it and its Affiliates, agents and representatives by or on behalf of the Sellers or PHC (other than information relating solely to the Business) shall remain subject to the terms and conditions of the Diligence Confidentiality Agreement after the Closing Date.

                 (ii) Buyer agrees that, after the Closing Date, Buyer shall, and shall use all reasonable efforts to cause their respective directors, officers, employees, advisors and Affiliates to, keep the Seller Information (as defined below) confidential following the Closing Date, except that any such Seller Information required by law or legal or administrative process to be disclosed may be disclosed without violating the provisions of this Section 7(a)(ii). For purposes of this Agreement, the term "Seller Information" shall mean all information concerning any of the Sellers, PHC or its Affiliates, including (A) any trade secrets, know-how and other confidential technical, business and financial information, other than information that relates exclusively to the Business (and not to any Seller or any other business of PHC or the Sellers) and other than any such information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 7(a)(ii), and (B) the terms of this Agreement.

                 (b) Performance of Obligations by Buyer After Closing Date. On and after the Closing Date, Buyer shall duly, promptly and faithfully pay, perform and discharge when due, (i) all obligations and liabilities of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, whether arising before, on or after the Closing Date, of PHC and/or the Business, including any such obligations or liabilities contained in each of the Material Contracts and (ii) any liability or obligation of PHC's or Buyer's Affiliates with respect to any of the liabilities described in clause (i), including any guarantee or obligation to assure performance given or made by PHC and its Affiliates with respect to any such obligation of the Business set forth in clause (i) above.

                 (c) No Additional Representations; Disclaimer Regarding Estimates and Projections. Buyer acknowledges that none of the Sellers and PHC, nor any other person or entity acting on behalf of Sellers or any Affiliate of Sellers, (A) has made any representation or warranty express or implied, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the assets used in the Business or (ii) has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Schedules hereto. Buyer further agrees that none of the Sellers, PHC or any other person or entity will have or be subject to any liability to Buyer or any other person resulting from the distribution to Buyer, or Buyer's use of, any such information, including the Descriptive Memorandum prepared by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") in June 1996 (the "Descriptive Memorandum") and any information, document, or material made available to Buyer in certain "data rooms," management presentations or any other form in expectation of the transactions contemplated by this Agreement.

                 In connection with Buyer's investigation of the Business, Buyer has received from or on behalf of Sellers certain projections, including projected statements of operating revenues and income from operations of the Business for the fiscal year ending on September 30, 1996 and for subsequent fiscal years and certain business plan information for such fiscal year and succeeding fiscal years. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer shall have no claim against Sellers with respect thereto. Accordingly, Sellers make no representation or warranty with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

                 (d) Notification. Prior to the Closing, Buyer shall promptly notify Sellers if Buyer obtains knowledge that the representations and warranties of Sellers in this Agreement and the Schedules hereto are not true and correct in all material respects, or if Buyer obtains knowledge of any material errors in, or omissions from, the Schedules to this Agreement.

                 8. Mutual Covenants. The Sellers and Buyer covenant and agree as follows:

                 (a) Consents. Buyer acknowledges that certain consents to the transactions contemplated by this Agreement (including, but not limited to, any consents described on Schedule 4(a)(ii)) may be required from parties to contracts, leases, licenses or other agreements (written or otherwise) to which PHC or any of its Affiliates is a party (including but not limited to the Material Contracts) and such consents have not been obtained. Buyer agrees PHC and the Sellers shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such contract, lease, license or other agreement as a result thereof. Buyer further agrees that no representation, warranty or covenant of Sellers contained herein shall be breached or deemed breached and no condition of Buyer shall be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any persons arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination. At Buyer's written request prior to the Closing, Sellers shall cooperate with Buyer in any reasonable manner in connection with Buyer's obtaining any such consents; provided, however, that such cooperation shall not include any requirement of PHC or the Sellers to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party. With respect to any contracts, leases, licenses or other agreements referred to above that are not assigned to Buyer because of the failure to obtain a required consent ("Nontransferred Contract"), Buyer shall indemnify, defend and hold harmless

Sellers from and against any liability that PHC or the Sellers may have in connection with such Nontransferred Contracts as a result of the transactions contemplated by this Agreement. The Sellers agree to enter into reasonable arrangements with PHC or Buyer to allow contracts, leases, licenses or other arrangements for which a necessary consent cannot be obtained to be restructured as subcontracts or other alternate arrangements which would allow Buyer to receive, to the extent reasonably practicable, the benefits (and corresponding burdens) of the contracts as intended hereunder.

                 (b) Cooperation. Buyer, PHC and the Sellers shall cooperate with each other and shall cause their respective officers, employees, agents and representatives to cooperate with each other for a period of sixty
(60) days after the Closing to provide for an orderly transition of the Business to Buyer and to minimize the disruption to the respective businesses of the parties hereto resulting from the transactions contemplated hereby.
Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 8(b). No party shall be required by this Section 8(b) to take any action that would unreasonably interfere with the conduct of its business.

                 (c) Publicity. PHC, the Sellers and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by any party without the prior consent of the other party (which consent shall not be unreasonably withheld), except (i) as such release or announcement may be required by law or the rules or regulations of any United States securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance, and (ii) that PHC and Buyer may make such an announcement to its employees. Notwithstanding the foregoing, Buyer, PHC and the Sellers shall cooperate to prepare a joint press release to be issued on the Closing Date and, upon the request of either Buyer or PHC, at the time of the signing of this Agreement. PHC, the Sellers and Buyer agree to keep the terms of this Agreement confidential, except to the extent required by applicable law or for financial reporting purposes and except that the parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such persons agree to keep the terms of this Agreement confidential).

                 (d) Best Efforts. Subject to the terms of this Agreement (including the limitations set forth in Section 8(a)), each party will use its best efforts to cause the Closing to occur. Without limiting the generality of the foregoing or the provisions of Section 8(e), for purposes of this Section 8(d) and Section 8(e), the "best efforts" of Buyer shall include Buyer's agreement to hold separate and divest such products and assets of Buyer or its Affiliates as may be necessary to obtain the agreement of any governmental agency or authority not to seek an injunction against or otherwise oppose the transactions contemplated hereby, on such terms as may be required by such governmental agency or authority.

                 (e) HSR Act Compliance. Buyer and PHC shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act with respect to the transactions contemplated hereby and Buyer and PHC shall bear the costs and expenses of their respective filings; provided that Buyer shall pay the filing fee in
connection therewith.   Buyer and PHC shall use their respective best efforts
to make such filings promptly (and in any event within five business days) following the date hereof, to respond to any requests for additional information made by either of such agencies and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date and to resist in good faith, at each of their respective cost and expense (including the institution or defense of legal proceedings), any assertion that the transactions contemplated hereby constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated hereby. Each of Buyer and PHC shall consult with the other prior to any meetings, telephone or in person, with the staff of the Federal Trade Commission and the United States Department of Justice, and each of Buyer and PHC shall have the right to have a representative present at any such meeting.

                 (f) Retention of Records. Buyer agrees to maintain copies of any books and records of and other financial data relating to the Business (collectively, the "Records") for a period of not less than ten years from the Closing Date (plus any additional time during which a party has been advised that there is an ongoing tax audit with respect to periods prior to the Closing Date, or such period is otherwise open to assessment). During such period, Buyer agrees to give Sellers and their representatives reasonable cooperation, access (including copies) and staff assistance, as needed, during normal business hours and upon reasonable notice, with respect to the Records, and Sellers agree to give Buyer and its representatives reasonable cooperation, access and staff assistance, as needed, during normal business hours and upon reasonable notice, with respect to the books and records and other financial data relating to the Business and retained by Sellers, in each case as may be necessary for general business purposes, including the preparation of tax returns and financial statements and the management and handling of tax audits; provided that such cooperation, access and assistance does not unreasonably disrupt the normal operations of Buyer or Sellers. Buyer shall not destroy or otherwise dispose of the Records for the period set forth in the immediately preceding sentence without the written consent of Sellers.

                 (g)      Employee Benefits.

                 (i) Buyer agrees to cause PHC or its successor to continue to employ, under substantially the same terms and conditions, immediately following the Closing Date, all of the employees (other than those agreed to by Buyer and Sellers) employed in connection with the Business on the Closing Date (the "Prince Employees"), and to provide the Prince Employees, until at least the third anniversary of the Closing Date, with substantially the same salaries and wages, and with employee benefits, including medical, disability and life insurance and retirement benefits, that are substantially the same in the aggregate, as those provided to such employees by PHC immediately prior to the Closing Date. Buyer will not, until at least the third anniversary of the Closing Date, terminate any Prince Employee due to the elimination of his or her job position on account of a consolidation of operations of Buyer or any of its Affiliates. "Consolidation," as used in the preceding sentence, shall not include layoffs due to loss of contracts, general industry downturn or matters related to an individual's performance. Buyer acknowledges that each person listed on Schedule 8(g) is a party to a separate employment agreement with PHC, copies of which have previously been provided to Buyer, and that each such agreement shall continue to be binding on PHC or its successor, in accordance with its terms, after the Closing Date.
         Buyer will pay, within 75 days after the Closing Date, any employee bonuses for Prince Employees accrued as of the Closing. Buyer agrees that Prince Employees will be eligible to participate in any stock or bonus plan, or any other incentive pay plan, of Buyer or any Affiliate in which similarly situated employees of Buyer or such Affiliate are eligible to participate, except, however, that Buyer shall have no obligation to provide benefits under Buyer's plan which are, in any way, duplicative of or greater in the aggregate than the benefits currently provided to Prince employees. PHC has heretofore provided or made available to Buyer copies or summaries of the Employee Benefit Plans. All of the employee benefit plans, programs and policies maintained for the Prince Employees shall be assumed or retained by Buyer. Buyer agrees to continue, until the third anniversary of the Closing Date, all of the employee benefit plans listed on Schedule 4(k). Without limiting the generality of the foregoing, until the third anniversary of the Closing Date, Buyer agrees to continue making the level of contributions to, and to continue the benefits currently provided under or through, the Prince Employee Retirement Trust (the "
                                        PERT").  In addition, Buyer agrees
         that, until the third anniversary of the Closing Date, it will not merge or consolidate the PERT or any assets thereof with or into any defined benefit pension plan of Buyer or any of its Affiliates. If Buyer relocates any Prince Employee more than thirty-five (35) miles from his or her current job site within three years after the Closing Date, Buyer shall provide such person with relocation benefits not less favorable than those provided to similarly situated employees employed by Buyer. Buyer agrees that, until the third anniversary of the Closing Date, any Prince Employee's refusal to relocate his or her principal place of employment more than thirty-five (35) miles from his or her current place of employment or refusal to work on Sundays shall not be grounds for termination of such employee. To the extent any applicable statutes, laws, ordinances, rules, orders, or regulations of any governmental authority or instrumentality requires that Buyer provide any greater payment (including severance payments) or provision of benefits than is required under this Agreement, Buyer shall comply with such applicable statute, law, ordinance, rule, order or regulation.

                 (ii)     With respect to each Prince Employee:

                          (A) Buyer shall waive pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements or any similar provisions under any employee benefit plan or compensation arrangements maintained or sponsored by or contributed to by Buyer after the Closing Date.

                          (B) Buyer shall apply toward any deductible requirements and out-of-pocket maximum limits under its employee welfare benefit plans any amounts paid (or accrued) by each Prince Employee under Sellers' welfare benefit plans during the current plan year.

                          (C) Buyer shall recognize, for purposes of eligibility to participate, early commencement of benefits and vesting (but not for purposes of benefit accrual and compensation arrangements) under its employee benefits plans, the service of each Prince Employee with PHC or its Affiliates prior to the Closing Date.

                 (iii) Buyer shall indemnify, defend and hold Sellers harmless from and against any loss, liability, claim or damage, including attorneys' fees, for (A) severance liability suffered by Sellers with respect to any Prince Employee and (B) multiemployer plan liability.

                 (h) Tax Settlements. Buyer agrees that, after the Closing Date, Buyer shall not, and shall cause PHC and its affiliates not to, enter into any settlement or take any position with any third party regarding the reporting, assessment or payment of any Taxes, which settlement or position could reasonably be expected to have a material effect on any of the Sellers or the businesses of PHC (other than the Business) operated by PHC prior to the Closing without the prior written consent of the Sellers, which consent shall not be unreasonably withheld. Buyer shall promptly notify the Sellers of any third party claims relating to the reporting, assessment or payment of any such Taxes relating to any period ending on or before the Closing Date or including the Closing Date (and the Sellers shall be entitled to meaningful participation in any settlement discussions or negotiations relating to any such third party claims).

                 (i) Use of the "Prince" Name. At any time following the Closing, upon the written request of the Sellers (or an authorized designee thereof), Buyer shall, and shall cause all of its subsidiaries and Affiliates (collectively, the "Buyer Group") to, promptly (and in any event within 90 days after the receipt of such notice) (i) cease doing business, directly or indirectly, under any name that includes or consists of the name "Prince" or any name confusingly similar to the name "Prince" (collectively, the "Prince Name"), (ii) cease using the Prince Name on any and all products manufactured or distributed by the Buyer Group, any and all real property, equipment and other tangible assets (including stationery, letterhead and business cards) owned, operated or used by the Buyer Group, and any and all promotional materials used by, or on behalf of, the Buyer Group, (iii) remove the Prince Name from any logos or other marks used by the Buyer Group, (iv) effect the cancellation or revocation of any and all trademark and copyright registrations (and applications therefor) that include or consist of the Prince Name, or at the option of Elsa D. Prince (or any successor, assign, executor, trustee or administrator appointed by her) in her or his sole discretion, effect a valid assignment of such trademark and copyright registrations (and applications therefor) to Elsa D. Prince (or such successor, assign, executor, trustee or administrator), and provide written evidence of such cancellations, revocations or assignments to the Sellers and (v) change their corporate names to names that do not include the Prince Name. The Sellers agree that they will not, and prior to any post-Closing sale or other disposition of Prince Machine Corporation, the Sellers shall cause Prince Machine Corporation to agree not to, use the Prince Name, or license, sell or transfer to any entity, whether affiliated with Sellers or not, the right to use the Prince Name, in each case in connection with the manufacturing, selling and/or distributing of automotive interior components and systems. In addition, after the Closing, neither PHC nor any member of the Buyer Group shall (x) license or permit any other person or entity to use the Prince Name in any manner without the prior written consent of the Sellers (or an authorized designee thereof) or (y) contest or otherwise restrict (or attempt to restrict) the use of the Prince Name by any of the Sellers, any businesses in which any of the Sellers has an ownership interest (including Prince Machine Corporation) or any of their respective successors or assigns. Notwithstanding any other provision of this Agreement, the covenants contained in this Section 8(i) shall survive forever, and, because Buyer and Seller acknowledge and agree that money damages would be an inadequate remedy for any breach of this Section 8(i), in the event of a breach or threatened breach of this Section 8(i), the Sellers or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief (including attorneys' fees) in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

                 (j) Hangar Lease and Aircraft Services Agreement. Prior to the Closing, Prince Corporation, Buyer and Wingspan Leasing, Inc. shall negotiate in good faith a hangar facilities lease and aircraft services agreement (the "Lease and Services Agreement"), which shall be executed and delivered by Prince Corporation and Wingspan Leasing, Inc. at the Closing.

                 (k) Assignment, Assumption and Indemnification Agreement. At the Closing, PHC, the Sellers and Buyer shall negotiate in good faith and execute and deliver an assignment, assumption and indemnification agreement having substantially the terms attached hereto as Exhibit A (the "Assignment, Assumption and Indemnification Agreement").

                 (l) Transition Services Agreement. Prior to the Closing, PHC, the Sellers and Buyer shall negotiate in good faith, and execute and deliver at the Closing, a transition services agreement (the "Transition Services Agreement").

                 9. Further Assurances. From time to time, as and when requested by any party hereto, any other party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to any limitations set forth in this Agreement), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

                 10. Assignment. Except as set forth below, this Agreement and any rights and obligations hereunder shall not be assignable or transferable by Buyer or Sellers (including by operation of law in connection with a merger or sale of stock, or sale of substantially all the assets, of Buyer or any Seller) without the prior written consent of the other parties and any purported assignment without such consent shall be void and without effect; provided that, without the consent of the Sellers, Buyer may assign its right to purchase any of the Shares hereunder to one or more wholly-owned subsidiaries of Buyer upon written notice of such assignment to the Sellers (it being understood, however, that no such assignment shall limit or otherwise affect Buyer's obligations hereunder).

                 11. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person or entity, other than the parties hereto and such permitted assigns and other than Prince Employees with respect to Section 8(g) hereof, any legal or equitable rights hereunder.

                 12.      Termination.

                 (a) Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

                 (i)      by the mutual written consent of Sellers and Buyer;

                 (ii)     by Sellers if any of the conditions set forth in
         Section 3(b) shall have become incapable of fulfillment, and shall not have been waived by Sellers;

                 (iii)    by Buyer if any of the conditions set forth in
         Section 3(a) shall have become incapable of fulfillment, and shall not have been waived by Buyer; or

                 (iv) by Sellers if the Closing does not occur on or prior to October 31, 1996, or December 31, 1996 if the Closing does not occur on or prior to October 31, 1996 due solely to the fact that the waiting period under the HSR Act has not expired or been terminated.

provided, however, that the party seeking termination pursuant to clause (ii),
(iii) or (iv) above may not terminate this Agreement if such party is in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

                 (b) In the event of termination by Sellers or Buyer pursuant to this Section 12, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

                 (i) Buyer shall return all documents and copies and other materials received from or on behalf of PHC or the Sellers relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Sellers; and

                 (ii) all confidential information received by Buyer with respect to the Business shall be treated in accordance with the Diligence Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

                 (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 12, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 5(a) relating to indemnification in connection with access to the Property, (ii) Section 7(a) relating to the obligation of Buyer to keep confidential certain information and data obtained by it, (iii)
Section 8(c) relating to
publicity, (iv) Section 15 relating to certain expenses, (v) Section 22 relating to finder's fees and broker's fees, and (vi) this Section 12. Nothing in this Section 12 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

                 13. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement and in any other document delivered in connection herewith shall survive the Closing, except that the representation contained in Section 4(p) shall survive the Closing for a period lasting until the third anniversary of the Closing.

                 14.      Indemnification.

                 (a) Indemnification by the Sellers. The Sellers shall indemnify and hold Buyer harmless from any loss, liability, damage or expense (including reasonable legal fees and expenses) but excluding consequential damages, lost profits or punitive damages ("Losses") suffered or incurred by Buyer to the extent arising from any breach as of the Closing Date of the representation contained in Section 4(p); provided, however, that the Sellers shall not have any liability unless and until the aggregate of all Losses relating thereto for which the Sellers would, but for this proviso, be required to indemnify Buyer exceeds on a cumulative basis an amount equal to $10,000,000, at which point the Sellers shall indemnify Buyer for the full amount of all such Losses from the first dollar; provided further, however, that the Sellers shall not have any liability for any breach of Section 4(p) if Buyer had knowledge of such breach at the time of the Closing and failed to notify the Sellers of such breach in accordance with Section 6(d), and no Losses related thereto shall be aggregated for purposes of the first proviso to this Section 14(a).

                 (b) Exclusive Remedy. Except as otherwise expressly provided in Section 22, Buyer acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 14. In furtherance of the foregoing, Buyer hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against the Sellers relating to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise, provided, however, that Buyer does not hereby waive any tort claims it may have against the Sellers for intentional fraudulent misrepresentation. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have no right to indemnification under Section 14(a) with respect to any Loss or alleged Loss if Buyer shall have requested a reduction in the Net Book Value reflected on the Closing Net Book Value Statement on account of any matter forming the basis for such Loss or alleged Loss and shall have agreed, or the Accounting Firm shall have determined, that no such reduction shall be made or with respect to any Loss or alleged Loss if Buyer shall have included facts or alleged facts relating to such Loss or alleged Loss in a Notice of Breach delivered pursuant to Section 2(a)(iii).

                 (c) Losses Net of Insurance. The amount of any and all Losses under this Section 14 shall be determined net of any amounts recovered or recoverable by the indemnified party under insurance policies, indemnities or other reimbursement arrangements with respect to such Losses. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. Any indemnity payment under this Agreement shall be treated as an adjustment to the Final Purchase Price for tax purposes.

                 (d) Termination of Indemnification. The obligations to indemnify and hold Buyer harmless pursuant to Section 14(a) shall terminate when the representation contained in Section 4(p) terminates pursuant to
Section 13; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which Buyer shall have, prior to the expiration of the applicable period, previously made a claim by delivering a written notice (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to Sellers.

                 (e)      Procedures Relating to Indemnification.

                 (i) In order for Buyer to be entitled to any indemnification provided for under this Agreement in respect of a breach of Section 4(p), arising out of or involving a claim or demand made by any person, firm, governmental authority or corporation against Buyer (a "Third Party Claim"), Buyer must notify the Sellers in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such Buyer of notice of the Third Party Claim; provided, however, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Sellers shall have been actually
prejudiced as a result of such failure.   Thereafter, Buyer shall deliver to
the Sellers, within five business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by Buyer relating to the Third Party Claim.

                 (ii) If a Third Party Claim is made against Buyer, the Sellers shall be entitled to participate in the defense thereof and, if they so choose and acknowledge their obligation to indemnify Buyer therefor, to assume the defense thereof with counsel selected by the Sellers and reasonably satisfactory to Buyer. Notwithstanding any acknowledgment made pursuant to the immediately preceding sentence, the Sellers shall continue to be entitled to assert any limitation on its indemnification responsibility contained in the provisos to Section 14(a). Should the Sellers so elect to assume the defense of a Third Party Claim, the Sellers shall not be liable to Buyer for legal expenses subsequently incurred by the Buyer in connection with the defense thereof. If the Sellers assume such defense, Buyer shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Sellers, it being understood, however, that the Sellers shall control such defense. The Sellers shall be liable for the fees and expenses of counsel employed by Buyer for any period during which the Sellers have not assumed the defense thereof. If the Sellers choose to defend any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the Sellers' request) the provision to the Sellers of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Sellers shall have assumed the defense of a Third Party Claim, Buyer shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Sellers' prior written consent (which consent shall not be unreasonably withheld).

                 15. Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses (it being understood that the fees and expenses of legal counsel to PHC and the Sellers have been incurred solely by PHC, have been fully accrued by PHC (such accrual being reflected on the Initial Net Book Value Statement) and shall not be more than $750,000 in the aggregate for the services of Kirkland & Ellis and Couzens, Lansky, Fealk, Ellis, Roeder & Lazar, P.C.).

                 16. Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding upon the parties hereto only if set forth in a writing executed by each such party and referring specifically to the provision alleged to have been amended or waived. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

                 17. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

                 (i)      if to Buyer,

                 Johnson Controls, Inc.
                 Automotive Systems Group
                 49200 Halyard Drive
                 P.O. Box 8010
                 Plymouth, MI  48170

                 Attention:       Vice President and General Manager

                 with a copy to:

                 General Counsel
                 Johnson Controls, Inc.

                 5757 N. Green Bay Avenue
                 P.O. Box 591
                 Milwaukee, WI  53201

                 (ii)     if to PHC or the Sellers prior to the Closing,

                 Prince Corporation
                 One Prince Center
                 Holland, Michigan 49423
                 Telecopy No. (616) 394-6199
                 Attention: Robert Haveman

                 with copies to:

                 Kirkland & Ellis
                 200 East Randolph Drive
                 Chicago, Illinois 60601
                 (312) 861-2200
                 Telecopy No. (312) 861-2200
                 Attention: Willard G. Fraumann, P.C.

                 and

                 Couzens, Lansky, Fealk, Ellis, Roeder & Lazar, P.C. 33533 West Twelve Mile Road, Suite 150
                 P.O. Box 9057
                 Farmington Hills, Michigan  48333-9057
                 (810) 489-8600
                 Telecopy No. (810) 489-4156
                 Attention:  Donald M. Lansky, Esq.

                 (iii)    if to the Sellers after the Closing,

                 Mrs. Elsa D. Prince
                 3006 North Fork Highway
                 Wapiti, Wyoming  82450

                 with copies to:

                 Kirkland & Ellis
                 200 East Randolph Drive
                 Chicago, Illinois 60601
                 (312) 861-2200
                 Telecopy No. (312) 861-2200
                 Attention: Willard G. Fraumann, P.C.

                 and

                 Couzens, Lansky, Fealk, Ellis, Roeder & Lazar, P.C. 33533 West Twelve Mile Road, Suite 150
                 P.O. Box 9057
                 Farmington Hills, Michigan  48333-9057
                 (810) 489-8600
                 Telecopy No. (810) 489-4156
                 Attention:  Donald M. Lansky, Esq.

                 18. Interpretation. The headings and captions contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word "including" herein shall mean "including without limitation."

                 19. No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of the parties confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

                 20. Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

                 21. Entire Agreement. This Agreement and the other agreements referred to herein (including the Diligence Confidentiality Agreement) contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

                 22. Brokerage. Buyer has not used a broker or finder in connection with the transactions contemplated by this Agreement, and there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement by or on behalf of Buyer, except pursuant to an arrangement with Salomon Brothers Inc for which Buyer is solely responsible. Neither the Sellers nor PHC has retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finder's fees with respect to this Agreement or the transactions contemplated hereby, except pursuant to arrangements with Merrill Lynch and Ernst & Young LLP, for which the Sellers are solely responsible. Buyer shall indemnify and hold the Sellers harmless for any breach of its representation in this Section 22, and the Sellers shall indemnify and hold Buyer harmless for any breach of their representation in this Section 22.

                 23. Schedules. The disclosures in each of the Schedules hereto are to be taken as relating to the representations and warranties of Sellers as a whole, and matters disclosed on any Schedule shall be deemed to be disclosed on all Schedules on which such matters are required to be disclosed. The inclusion of information in the Schedules hereto shall not be construed as an admission that such information is material to the Business. In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in such Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Prior to the Closing, the Sellers shall have the right to supplement, modify or update the Schedules hereto to reflect changes in the ordinary course of business prior to the Closing; provided, however, that any such supplements, modifications or updates shall be subject to Buyer's rights under Section 3(a)(i) and Section 2(a)(iii).

                 24. Representation by Counsel; Interpretation. The Sellers and Buyer acknowledge that each of them has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

                 25. Knowledge. The term "knowledge," when used in the phrase "to the knowledge of PHC," shall mean, and shall be limited to, the actual knowledge of the individuals listed on Schedule 25.

                 26. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

                 27. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

                 28. Exhibits and Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

                 29.      Dispute Resolution.

                 (a) Negotiation. In the event of any dispute or disagreement between any of PHC, the Sellers and Buyer as to the interpretation of any provision of this Agreement (or the performance of obligations hereunder), the matter, upon written request of either party, shall be referred to representatives of the parties for decision, each party being represented by a senior executive officer who has no direct operational responsibility for the matters contemplated by this Agreement (the "Representatives"). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not agree upon a decision within thirty (30) calendar days after reference of the matter to them, each of Buyer, PHC and the Sellers shall be free to exercise the remedies available to them under Section 29(b).

                 (b) Arbitration. Any controversy, dispute or claim arising out of or relating in any way to this Agreement or the other agreements contemplated hereby or the transactions arising hereunder or thereunder that cannot be resolved by negotiation pursuant to Section 29(a) shall, except as otherwise provided in Section 2(b), be settled exclusively by arbitration in the City of Holland, Michigan. Such arbitration shall be administered by the Center for Public Resources (the "Institute") in accordance with its then prevailing Rules for Non- Administered Arbitration of Business Disputes (except as otherwise provided herein), by three independent and impartial arbitrators, one of whom shall be appointed by the Sellers and one of whom shall be appointed by Buyer. Notwithstanding anything to the contrary provided in
Section 27 hereof, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Section 1 et seq. The fees and expenses of the Institute and the arbitrators shall be shared equally by the parties and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the arbitrators shall award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) and interest at the Applicable Rate to the prevailing party. No pre-arbitration discovery shall be permitted, except that the arbitrators shall have the power in their sole discretion, on application by any party, to order pre-arbitration examination solely of those witnesses and documents that any other party intends to introduce in its case-in-chief at the arbitration hearing. The arbitrators shall render their award within 90 days of the conclusion of the arbitration hearing. The arbitrators shall not be empowered to award to any party any consequential damages, lost profits or punitive damages in connection with any dispute between or among them arising out of or relating in any way to this Agreement or the transactions arising hereunder, and each party hereby irrevocably waives any right to recover such damages. Notwithstanding anything to the contrary provided in this Section 29(b) and without prejudice to the above procedures, either party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration panel is convened and available to hear such party's request for temporary relief. The award rendered by the arbitrators shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction.

                      *        *       *        *       *

                 IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be duly executed as of the date first written above.



                                           JOHNSON CONTROLS, INC.


                                           By:   /s/ J.H. Keyes
                                                 Name: James H. Keyes
                                                 Title:  Chairman and CEO




                                           PRINCE HOLDING CORPORATION


                                           By:   /s/ Robert Haveman
                                                 Name: Robert Haveman
                                                 Title:  Secretary and Treasurer




                                           ALL SELLERS LISTED ON SCHEDULE 1


                                           By:   /s/ Robert Haveman
                                                 Name: Robert Haveman
                                                 Title:  Attorney-in-Fact